EXHIBIT 99
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(1)  All of the securities disclosed on this Form 3 are owned by Warburg Pincus
     Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), including three related limited partnerships. The sole general partner of WP VIII is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC") manages WP VIII. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WP and WP LLC may be deemed to be the beneficial owners of Common Stock beneficially owned by WP VIII, although both WP and WP LLC disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.

(2) On February 12, 2003, WP VIII purchased a convertible subordinated promissory note in the amount of $20,000,000 (the "Note") of the Company and received a warrant (the "Initial Warrant") to purchase 1,250,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock) at an exercise price of $11.25 per share (the "Initial Warrant"). On June 27, 2003 (the "Second Closing Date"), (i) WP VIII purchased 2,666,667 shares of Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") for an aggregate purchase price of $30,000,000 (or $11.25 per share), (ii) WP VIII purchased 6,700,000 shares of Series B Convertible Preferred Stock of the Company ("Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock") for an aggregate purchase price of $75,375,000 (or $11.25 per share), (iii) WP VIII received an additional warrant to purchase 1,250,000 shares of Common Stock at an exercise price of $11.25 per share (the "Additional Warrant" and together with Initial Warrant, the "Warrants") and (iv) the Note (together with interest in the amount of $649,109.59, accrued on the principal amount thereon up to (but not including) the Second Closing Date at a rate of 8.775%) automatically converted into 1,835,476 shares of Series A Preferred Stock. Each share of Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $11.25 and an initial conversion rate of 1.0, subject, in each case, to certain adjustments as set forth in the Company's Certificate of Amendment of Certificate of Incorporation (the "Certificate of Incorporation").

(3) The holders of the Preferred Stock may convert shares of Preferred Stock into Common Stock (i) at any time after a Conversion Event (as defined below), (ii) if the volume-weighted average price of the Common Stock for the 60 consecutive trading days prior to the date of conversion is at least $23.00 per share, or (iii) upon consent of the Board of Directors (excluding any director designated by WP VIII). A "Conversion Event" is the first to occur of the following: (i) the Company publicly reports that its cash earnings per share (as defined) for four calendar quarters prior to such report are or will be less than $1.50; (ii) an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million; (iii) the first date following the fourth anniversary of the issuance of the Preferred Stock when the highest price of the Common Stock is at least 110% of the lowest price on a trading day (not more than 20 trading days before such anniversary) selected by the holders of a majority of the Preferred Stock or, if no such date is selected, such fourth anniversary; (vi) when the Company enters into an agreement that would cause an occurrence of a Change in Control (as defined in the Certificate of Incorporation) or a notice of redemption is given; and (v) the date on which a majority of the directors then in office (excluding directors designated by WP VIII) adopts a resolution that a Conversion Event has occurred. The Company can require a conversion of the Preferred Stock at any time after the fifth anniversary of the respective issuance dates if the closing price for the Preferred Stock exceeds 125% of the then applicable conversion price for 30 consecutive trading days.


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WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg, Pincus & Co.,
    General Partner

By: /s/ Timothy J. Curt                       July 3, 2003
    -----------------------------------       ------------
    Name:  Timothy J. Curt                    Date
    Title: Partner

WARBURG, PINCUS & CO.

By: /s/ Timothy J. Curt                       July 3, 2003
    -----------------------------------       ------------
    Name:  Timothy J. Curt                    Date
    Title: Partner

WARBURG PINCUS LLC

By: /s/ Timothy J. Curt                       July 3, 2003
    -----------------------------------       ------------
    Name:  Timothy J. Curt                    Date
    Title: Managing Director and Member


/s/ David Barr
---------------------------------
David Barr